FOR IMMEDIATE RELEASE

                                                               News Release


Dennis P. Wolf                                 David A. Ranhoff
Executive Vice President and CFO               Executive Vice President
510.657.7400                                   510.657.7400

Editorial/Media:                               Investment Community:
Connie Graybeal                                Julie Cimino
Marketing Communications Manager               Investor Relations
510.623.4774 or 510.623.2524 fax               510.623.4702 or 510.623.2591 fax
Email:  connie_graybeal@credence.com           Email:  julie_cimino@credence.com


                  CREDENCE SYSTEMS ANNOUNCES GRAHAM J. SIDDALL
                  AS NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

     FREMONT, Calif. - July 31, 1999 - Credence Systems Corporation (Nasdaq NMS:
CMOS) today announced that Dr. Graham J. Siddall has been named president and chief executive officer. Graham will also join Credence Systems Corporation's Board of Directors.

     Dr. Siddall joins Credence Systems Corporation from KLA-Tencor where he was executive vice president of the Wafer Inspection Group. This organization comprises the largest Group at KLA-Tencor. Prior to this assignment, he served as chief operating officer of Tencor, and was pivotal in the integration of Tencor with KLA.

     Dr. William G. Howard will continue as chairman of Credence Systems Corporation. Dr. Howard commented, "We are extremely pleased that Graham has joined Credence. He brings to the company proven experience in managing a high growth semiconductor capital equipment company." Dr. Howard added, "Credence is at a crossroads now of becoming a large company and Graham has successfully demonstrated an ability to manage through this phase effectively. We know that Graham will bring that experience to bear at Credence. Graham is also an accomplished technologist and will help the company continue as the innovative leader in its industry. Because of these strengths, the Board unanimously agreed that Graham is the ideal candidate to leverage Credence's core strengths during this time of rapid growth." Dr. Howard added, "We wish to express our sincere gratitude to Dave Ranhoff and Dennis Wolf for all of their efforts and skill during the interim period as the Board completed its search. Dave and

                                     -MORE-

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CREDENCE  SYSTEMS  ANNOUNCES  GRAHAM  J.  SIDDALL  AS NEW  PRESIDENT
AND CHIEF EXECUTIVE OFFICER (continued..)

Dennis are doing an outstanding job in improving the company's operations, launching and ramping the new products, and improving the overall financial strength of the company. With the addition of Graham we have rounded out this team to take on the next high growth phase for Credence."

     "I am extremely excited about joining Credence Systems," said Siddall. "Credence is a company of great opportunity. The company has a very powerful brand, is well respected, has superb technology, strong customer relationships and very talented employees. I am delighted to have the opportunity to lead this team."

     Credence Systems Corporation is a leader in the manufacture of automatic test equipment (ATE) for the worldwide semiconductor industry. Credence offers a wide range of products with test capabilities for digital, mixed-signal, and non-volatile memory semiconductors. Utilizing its proprietary CMOS technologies, Credence products are designed to meet the strict time-to-market and ownership requirements of its customers.

     Headquartered in Fremont, California, the company maintains advanced production and design facilities in Hillsboro, Oregon. Credence, an ISO 9001 certified manufacturer, is listed on the Nasdaq National Market under the symbol CMOS.

     Credence  and  Credence   Systems  are   trademarks  of  Credence   Systems
Corporation. Other trademarks, which may be mentioned in this release, are the intellectual property of their respective owners.



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